Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-225918 on Form S-3, Registration Statement No. 333-198695 on Form S-4, and Registration Statement Nos. 333-202132, 333-206434, 333-206512, 333-209951, 333-212933, 333-216002, and No. 333-223045 on Form S-8 of our reports dated February 21, 2019, relating to the consolidated financial statements of Zillow Group, Inc. (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers during 2018 due to the adoption of the new revenue standard), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Zillow Group, Inc. for the year ended December 31, 2018.

s/ DELOITTE & TOUCHE LLP
Seattle, Washington
February 21, 2019